EXHIBIT 10.29

SEPARATION AGREEMENT AND GENERAL RELEASE

This separation agreement and general release is between David Silvious, an individual (“Executive”), and Astec Industries, Inc., a Tennessee corporation (“Astec”).

BACKGROUND

Executive has been employed by Astec, most recently as its Chief Financial Officer. Executive has informed Astec that he intends to voluntarily resign from his employment, and Astec and Executive therefore have agreed to end Executive’s relationship with Astec. Executive and Astec desire to clarify and settle all matters relating to Executive’s employment and the end of that employment. Astec has offered Executive the severance package described below in Section 2, which is expressly conditioned on and subject to Executive’s acceptance of this agreement.

The parties therefore agree as follows:

1.          SEPARATION DATE. Executive’s employment with Astec will end effective December 31, 2019, which will be his last day of employment with Astec (“Separation Date”). Executive is not expected or required to perform any duties for, or report to work at, Astec after December 20, 2019, although Executive shall make himself available to perform any duties requested by Astec's President and CEO. On the Separation Date, Executive will also be removed from all of his positions and offices with Astec and any subsidiary of Astec, including officer, director, or board member, and Executive shall sign and promptly provide to Astec all required documents to effectuate Executive’s removal.

2.          COVENANTS OF ASTEC.

2.1          Astec will pay Executive’s regular compensation through the Separation Date, and will also pay Executive for any accrued time off to which he is entitled under Astec’s policies.

2.2          Astec will voluntarily pay to Executive a gross amount equal to 9 months of Executive's base salary, less required withholding deductions, as separation pay. The severance amount due under this Section 2.2 will be paid to Executive in three equal, quarterly installments beginning after the Effective Date, as follows:

(a)          Astec shall make the first quarterly payment on March 31, 2020.

(b)          Astec shall make the second quarterly payment on June 30, 2020.

(c)          Astec shall make the third and final quarterly payment on September 30, 2020.

The severance payments that Astec has agreed to make under this section are in excess of what Executive would otherwise be entitled to receive.

2.3          Astec shall transfer to Executive ownership of the company vehicle that Executive has been provided for business use (VIN# 1C4RJFCG2KC834935). After the Separation Date, Executive will be fully responsible for all costs and expenses, including insurance, gas, and maintenance, relating to the vehicle. Except as specifically provided above, Astec will not be obligated or liable to Executive for any compensation, salary, payment, bonus, commission, or benefit of any nature whatsoever by reason of Executive’s employment, whether by express or implied agreement, arrangement, custom, or otherwise. Executive is accepting the payment described above in lieu of any other payment or benefit to which he might claim entitlement, and Executive expressly waives any claim or entitlement to any additional payment or benefit, whether of the type described above or otherwise. Executive likewise is waiving any right to any restricted stock unit or other similar benefit awarded or provided to him that is not fully vested as of the Separation Date.

3.          EMPLOYEE BENEFIT PLANS. Executive’s participation in Astec’s employee benefit plans will cease on the later of the Separation Date or on the date provided under the terms of such plans.

4.          RELEASE.

4.1          To induce Astec to enter into this agreement and to make the payment described above, Executive releases and discharges Astec and any owners, successors, assigns, affiliates, members, managers, subsidiary company, related company, and surviving company or companies by reason of any merger or acquisition of Astec, and all officers, trustees, shareholders, directors, members, managers, plan administrators, employees, agents, or attorneys of any of the foregoing entities (collectively referred to as “Releasees”) from all charges, complaints, claims, liabilities, obligations, actions, promises, agreements, causes of action, suits, demands, costs, losses, damages, debts, and expenses, whether known, unknown, disclosed, or undisclosed, that Executive now has, owns, or holds, claims to have, own, or hold, at any time heretofore had, owned, or held, or that he claimed to have, own, or hold against Releasees. This general release of all claims includes, but is not limited to, any claim under Title VII (42 U.S.C. § 2000e et seq.), the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. § 2101 et seq.), the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. § 701 et seq.), the Consolidated Omnibus Budget and Reconciliation Act of 1985 (29 U.S.C. § 1161 et seq.), the Employee Retirement Income and Security Act (29 U.S.C. § 1001 et seq.), the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. § 2000ff et seq.), the Tennessee Human Rights Act (Tenn. Code Ann. § 4-21-101 et seq.), the Tennessee Public Protection Act (Tenn. Code Ann. § 50-1-304), and the Tennessee Disability Act (Tenn. Code Ann. § 8-50-103 et seq.), and any claim under any statute, ordinance, regulation, or common law theory protecting whistleblowers or proscribing retaliation, discrimination, or harassment, regarding personal injury, regarding wrongful discharge, or relating to rights and obligations under contract, whether express, implied, or otherwise.

4.2          This is a general release of all claims except that Executive is not waiving (a) any right or entitlement that cannot be waived as a matter of law; (b) any right or entitlement to any vested benefits in Astec’s employee benefit, retirement, or stock option plans; or (c) the right to file a charge or participate in an investigation with the Equal Employment Opportunity Commission or Tennessee Human Rights Commission, although he is waiving his right to recover a monetary award as a result of any and all such claims, charges, or investigations resulting from his employment. Nothing in this agreement limits Executive's ability to file a charge or complaint with the Occupational Safety and Health Administration or the Securities and Exchange Commission, or any similar federal or state agency. This agreement also does not limit Executive's ability to communicate with any such agency or otherwise participate in any investigation or proceeding that may be conducted by any such agency, including providing documents or other information, without notice to Astec.

5.          VALIDITY OF RELEASE LANGUAGE. This agreement is in full compliance with the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (specifically 29 U.S.C. § 626(f)). In particular:

5.1          This agreement is written in a manner understandable to Executive. Executive has read this agreement in its entirety, has had any questions about it fully answered to his satisfaction, and fully understands its terms. Executive has been advised to consult with his attorney before executing this agreement.

5.2          The consideration provided to Executive under this agreement is in addition to anything of value to which he is already entitled.

5.3          Astec has offered and agreed to allow Executive a period of at least twenty-one (21) days within which to consider this agreement. Executive is under no obligation whatsoever to sign this agreement before the expiration of the twenty-one (21) day period, but may voluntarily choose to do so.

5.4          Executive may revoke this agreement within seven (7) days from the date on which he signs it (“Revocation Period”), and this agreement will not become effective or enforceable until after the Revocation Period has expired, and as provided in section 19 of this agreement. To exercise his right to revoke this agreement, Executive must, within the Revocation Period, deliver written notice that he is revoking this agreement to Campbell Brooks, Director of Human Resources, 4101 Jerome Avenue, Chattanooga, TN 37407; email: cbrooks@astecindustries.com. Such written notice will be valid only if sent by U.S. registered or certified mail or email and received by Campbell Brooks no later than the expiration of the Revocation Period. If not so revoked within the Revocation Period, this agreement will be valid, binding, and enforceable in all respects, except as provided in section 19.

6.          ASTEC PROPERTY. Executive shall promptly return to Astec all physical and electronic property, files, memoranda, records, equipment, documents, photographs, computer discs, audiotapes, videotapes, and other property of Astec or any Astec subsidiary, or copies or reproductions of the same, that he has received from Astec or any subsidiary or obtained through his employment with Astec. This includes, but is in no way limited to, handbooks, policies, day planners, key cards, access cards, trade secrets, Confidential Information (as defined below), personal data assistants, mobile telephones, smartphones, pagers, business records, computers, printouts of electronically stored information, and office equipment. Executive also shall immediately discontinue use of any Astec equipment, software programs, and intellectual property.

7.          COOPERATION WITH MANAGEMENT. If requested by Astec or any Astec subsidiary, or any of their respective officers, directors, agents, representatives, employees, or attorneys, Executive shall fully cooperate with Astec or any Astec subsidiary (a) in responding to any questions or issues that may arise regarding his former duties; (b) in the defense of any claim against Astec or any Astec subsidiary, including, without limitation, any administrative or other charge, demand, lawsuit, arbitration, mediation, or other demand for legal or equitable relief, notwithstanding the forum, or (c) in Astec’s or any Astec subsidiary’s response to any compliance-related or other issue. This section is not intended to require anything of Executive other than providing, if requested, truthful and accurate assistance or testimony.

8.          CONFIDENTIALITY OF THIS AGREEMENT. The terms of this agreement are STRICTLY CONFIDENTIAL. Executive shall not disclose, reveal, or disseminate, orally, electronically, in writing, or in any manner whatsoever, the settlement of this matter, the fact or amount of the severance payments set forth in Section 2, or the contents of this agreement, except that he may discuss this agreement with his spouse, attorney, financial advisor, and tax preparer.

9.          CONFIDENTIALITY AND NONDISCLOSURE OF INFORMATION LEARNED DURING EMPLOYMENT.

9.1          During Executive’s employment with Astec, he received and had access to Confidential Information, as that term is defined in section 9.5 below. Executive shall not at any time after the Separation Date, except as authorized in writing by Astec’s CEO, directly or indirectly use for Executive’s own benefit or for the benefit of any person or entity other than Astec, or directly or indirectly divulge, disclose, disseminate, distribute, or communicate to any person or entity, any Confidential Information.

9.2          Executive shall notify Astec before disclosing any Confidential Information to fulfill any legal obligation so that it may obtain a protective order or other similar relief from disclosure, if desired, and Executive shall cooperate with Astec in its efforts to preserve the confidentiality of any Confidential Information.

9.3          All Confidential Information, including any Confidential Information that Executive wholly or partially created or discovered during his employment with Astec, is to remain the sole property of Astec. Executive shall perform all actions reasonably requested by Astec or any Astec subsidiary to establish and confirm Astec’s or any Astec subsidiary’s ownership of Confidential Information (including, without limitation, assignments, consents, powers of attorney, and other instruments). Executive specifically waives and hereby assigns to Astec any and all rights to inventions, discoveries, and improvements made by him during his employment with Astec, whether made solely or jointly with others, whether patentable or unpatentable, as well as any and all rights in and to any patents, reissue patents, patent applications, divisional applications, continuing applications, substitute applications, renewal applications, and all other applications for Letters Patent which have been filed or shall be filed on any of said inventions, discoveries, and improvements, whether filed in the United States or any other country. Executive also specifically waives and hereby assigns to Astec any and all rights to the copyright in any works of authorship created by him, either solely or jointly with other co-authors, and all moral rights associated therewith, to which he might otherwise be entitled under applicable law. Executive also specifically waives and hereby assigns to Astec any and all rights to Astec's trademarks, service marks, and trade names as well as any and all good will associated therewith.

9.4          Executive shall take all necessary precautions, including the establishment of appropriate procedures and disciplines, to safeguard the confidential nature of the Confidential Information.

9.5          As used in this agreement, “Confidential Information” means all trade secrets and confidential and proprietary information or knowledge relating to Astec or any subsidiary of Astec, including, without limitation, business plans, marketing plans, business agreements, strategies, pricing, customers (including, without limitation, the names, addresses or telephone numbers of its customers or prospective customers), arrangements with customers, arrangements with other individuals or entities, memoranda, letters, reports, research, analyses, technologies, inventions, innovations, work product, computer programs, designs, drawings, sketches, blueprints, processes, information systems, web applications, financial information, training manuals, operations manuals, and other information conceived, generated, produced, developed, or made before or during Executive’s employment with Astec, that Astec, or any subsidiary of Astec, consider to be confidential or proprietary in nature.

10.          RESTRICTIONS ON COMPETITION AND SOLICITATION.

10.1          Noncompetition with Astec Industries, Inc. or its subsidiaries. For the 12-month period after the Effective Date, Executive shall not, without first receiving the express written permission of the CEO of Astec,:

(a)          own any interest in, manage, operate, or control a Competing Business (as defined below); or

(b)          directly or indirectly render services, whether paid or unpaid, and whether personally or as an employee, agent, consultant, independent contractor, or otherwise, as or to a Competing Business.

10.2          Nonsolicitation of Employees. For the 12-month period after the Effective Date, Executive shall not, either on Executive’s own account or for any individual or entity, directly or indirectly,:

(a)          solicit, interfere with, or endeavor to cause any employee of Astec or any subsidiary of Astec to leave his or her employment; or

(b)          induce or attempt to induce any employee of Astec or any subsidiary of Astec to terminate, breach, or violate his or her written or oral agreement with Astec or a subsidiary of Astec.

10.3          Nonsolicitation of Customers. For the 12-month period after the Effective Date, Executive shall not directly or indirectly solicit, induce, or attempt to induce any Customer:

(a)          to cease doing business in whole or in part with or through Astec or any subsidiary of Astec;

(b)          to refuse to do business with Astec or any subsidiary of Astec;

(c)          to do business with a Competing Business;

(d)          to reduce or lessen its business with Astec or any subsidiary of Astec; or

(e)          to do business with any individual (including Executive), business, or entity that manufactures, sells, or services any product that is similar to any product manufactured, sold, or serviced by any subsidiary of Astec.

10.4          Tolling of Time Periods. The ending date of the time periods set forth in section 10 of this agreement are to be tolled and suspended during any period in which Executive is in violation of this agreement so that the periods of noncompetition and nonsolicitation are extended by the number of days during which Executive was in violation of this agreement.

10.5          Definitions. As used in this section:

(a)          “Competing Business” means any person, corporation, partnership, proprietorship, individual, limited liability company, firm, or other association or entity that either: (i) is engaged in the business of manufacturing, selling, or servicing any product that is similar to or competitive with any product manufactured, sold, or serviced by any subsidiary of Astec, or (ii) owns (whether wholly or partially) a corporation, partnership, proprietorship, individual, limited liability company, firm, or other association or entity that is engaged in the business of manufacturing, selling, or servicing any product that is similar to or competitive with any product manufactured, sold, or serviced by any subsidiary of Astec.

(b)          “Customer” means any person, corporation, partnership, proprietorship, individual, limited liability company, firm, or other association, or entity that has at any time during the 24-month period preceding the Effective Date engaged any subsidiary of Astec to develop, design, customize, distribute, sell, purchase, or provide any product or service.

11.          NON-DISPARAGEMENT. Unless required to do so by legal process, Executive shall not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, electronically, by word, or gesture, to any person whatsoever about Astec or its attorneys, representatives, affiliates, directors, affiliate companies, parent companies, officers, employees, volunteers, contractors, consultants, or agents, or about any product designed, manufactured, or sold by any subsidiary of Astec. For purposes of this Section, a disparaging statement or representation is any communication that, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, or quality of the person, product, or entity to whom the communication relates or that would in any way harm Astec's ability to continue its operations.

12.          NO CLAIMS. Executive has not filed any notice, claim, complaint, charge, or lawsuit of any kind whatsoever against any of the Releasees (as defined in Section 4) with any court, governmental agency, regulatory body, or other third party with respect to any matter related to Astec, any subsidiary of Astec, or a Releasee, or arising out of his employment with Astec or the separation of that employment.

13.          NO KNOWLEDGE OF COMPLIANCE ISSUES. Executive represents and confirms that he is presently unaware of any legal, regulatory, or compliance violation that occurred before or during his employment with Astec that would subject Astec or any Releasee to civil or criminal liability, damages, fines, sanctions, penalties, or other monetary payments.

14.          NO ADMISSION. This agreement is not to be construed as an admission by Astec of any acts of discrimination, harassment, retaliation, misconduct, or any other illegal conduct against Executive or any other person, and Astec specifically disclaims any liability to, or discrimination, harassment, retaliation, misconduct, or any other illegal conduct against, Executive or any other person on the part of itself, its employees, or its agents.

15.          REMEDIES. Damage in the event of a breach of this agreement would be difficult, if not impossible, to calculate, thus entitling Astec to injunctive relief in the event of a breach or threatened breach of this agreement, in addition to any entitlement to monetary damages. If Executive breaches, or threatens to breach, this agreement, Astec will be entitled to recover from Executive any and all costs and expenses, including attorneys’ fees and litigation costs, that it may incur if Executive breaches or threatens to breach this agreement or in the defense of a claim against Astec or any of the Releasees that Executive has released in this agreement.

16.          ENTIRE AGREEMENT. This agreement sets forth the entire agreement between the parties as to the separation of Executive’s employment with Astec, and it fully supersedes any prior agreements or understandings between them pertaining to the separation of his employment. The parties agree that they may modify this agreement only by a subsequent, written agreement that is executed by both parties.

17.          VOLUNTARY AGREEMENT. Executive voluntarily executes this agreement, and his execution of this agreement is not based upon any representation by any party as to the merits, legal liability, or value of any claims of the parties or any other matter related to this agreement.

18.          GOVERNING LAW; VENUE. Astec’s principal place of business is in Chattanooga, Tennessee, and this agreement will be signed and accepted by Astec in the State of Tennessee. This agreement, and all rights and obligations of the parties under this agreement, are to be governed by and construed in accordance with the laws of the State of Tennessee, without reference to any conflicts of laws principles. Any legal action, claim, or proceeding relating to this agreement or Executive’s employment with Astec must be filed in a state or federal court of competent jurisdiction in or for Hamilton County, Tennessee.

19.          EFFECTIVE DATE. Unless Executive exercises his right to revoke this agreement in accordance with section 5.4, this agreement will become effective on the date that the last party signs it or on the eighth (8th) day after Executive signs it, whichever is later.

20.          SEVERABILITY. If any provision of this agreement is held to be unenforceable, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or by disregarding it (if not permitted by law). If an unenforceable provision is modified or disregarded in accordance with this section, the rest of the agreement is to remain in effect as written, and the unenforceable provision is to remain as written in any circumstances other than those in which the provision is held to be unenforceable. But if modifying or disregarding the unenforceable provision would result in the failure of an essential purpose of this agreement, the entire agreement is to be held unenforceable.

BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTANDS AND AGREES TO ALL OF ITS TERMS.

December 20, 2019	/s/ David C. Silvious
Date Signed	Executive
Printed Name David C. Silvious

12-20-19	Astec Industries, Inc.
/s/ Campbell Brooks
Printed Name Campbell Brooks
Title Dir of H.R.